Exhibit 3

Bogotá D.C., January 27, 2012

Republic of Colombia

Ministry of Finance and Public Credit

Carrera. 7A, No. 6-45, Piso 1

Bogotá D.C., Colombia

Ladies and Gentlemen:

In my capacity as Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia (the “Republic”), and in connection with the Republic’s offering, pursuant to its registration statements under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), filed by the Republic with the United States Securities and Exchange Commission (the “Commission”) on December 16, 2011 (Registration Statement No. 333-178546) and on January 23, 2009 (No. 333-156913), as amended (collectively, the “Registration Statement”), of U.S.$ 1,500,000,000 aggregate principal amount of the Republic’s 6.125% Global Bonds due 2041 (the “Securities”), I have reviewed the following documents:

(i) the Registration Statement and the related Prospectus dated December 20, 2011 included in the Registration Statement most recently filed with the Commission, as supplemented by the Prospectus Supplement dated January 10, 2012 relating to the Securities, as filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act;

(ii) an executed copy of the Fiscal Agency Agreement dated as of September 28, 1994, as amended by Amendment No. 1 thereto dated as of January 21, 2004 (as amended, the “Fiscal Agency Agreement”), between the Republic and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.);

(iii) the global Securities dated January 27, 2012 in the principal amount of U.S.$1,500,000,000, executed by the Republic;

(iv) an executed copy of the Authorization Certificate dated January 27, 2012 pursuant to which the terms of the Securities were established;

(v) all relevant provisions of the Constitution of the Republic and the following acts, laws and decrees of the Republic, under which the issuance of the Securities has been authorized:

(a) Law 80 of October 28, 1993 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(b) Law 533 of November 11, 1999 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(c) Law 185 of January 27, 1995 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(d) Law 781 of December 20, 2002 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-109215 and incorporated herein by reference); and

(e) Decree No. 2681 of December 29, 1993 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(f) Law 1366 of December 21, 2009 (a translation of which has been filed as part of Exhibit 3 to Amendment No. 2 to the Republic’s 2008 Annual Report on Form 18-K and incorporated herein by reference); and

(vi) the following additional acts of the Republic under which the issuance of the Securities has been authorized:

(a) Resolution No. 043 of January 10, 2012, of the Ministry of Finance and Public Credit (a translation of which is attached as Exhibit A hereto);

(b) External Resolution No. 7 of November 25, 2011 issued by the Board of Directors of the Central Bank of Colombia (a translation of which is attached as Exhibit B hereto);

(c) Approval No. 3711 dated November 25, 2011 of the Consejo Nacional de Política Económica y Social (“CONPES”) (a translation of which is attached as Exhibit C hereto); and

(d) Act of the Comisión Interparlamentaria de Crédito Público adopted at its meeting held on December 7, 2011 (a translation of which is attached as Exhibit D hereto).

It is my opinion that under and with respect to the present laws of the Republic, the Securities have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Fiscal Agency Agreement, constitute valid and legally binding obligations of the Republic.

I hereby consent to the filing of this opinion as an exhibit to the Republic’s Amendment No. 1 to its Annual Report on Form 18-K for its Fiscal Year ended December 31, 2010 and to the use of the name of the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic under the caption “Validity of the Securities” in the Prospectus and under the heading “General Information—Validity of the Bonds” in the Prospectus Supplement referred to above. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ CAMILA MERIZALDE ARICO

CAMILA MERIZALDE ARICO
Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia

EXHIBIT A

REPUBLIC OF COLOMBIA

MINISTRY OF FINANCE AND PUBLIC CREDIT

RESOLUTION No. 043

(JANUARY 10, 2012)

“Whereby the Nation is authorized to issue, subscribe and place Public External Indebtedness Certificates up to an amount of TWO BILLION OF US DOLLARS (US $ 2,000,000,000), or its equivalent in other currencies, and carry out a public debt management transaction in the international capital markets and other provisions are taken;”

THE MINISTER OF FINANCE AND PUBLIC CREDIT AD-HOC

in use of his legal powers and specially those conferred by Articles 5, 19 and 26 of Decree 2681 of 1993, Decree 4594 of 2010 and Decree 10 of 2012,

WHEREAS:

Article 3 of Decree 2681 of 1993 authorizes the state entities to carry out public credit operations among which are comprised, among others, the issuance, subscription and placement of national bond certificates;

Article 10 of Law 533 of 1999 sets forth that are considered as national bond certificates, the bonds and other securities with credit tenor and a period for their redemption, being issued by state entities;

Article 19 of Decree 2681 of 1993 sets forth that the issue and placement of national bond certificates on behalf of the Nation requires an authorization granted by the Ministry of Finance and Public Credit, which is to be granted upon the approval to be given by the National Council of Economic and Social Policies -CONPES- and the opinion of the Inter-parliamentary Commission of Public if it deals with Public External Indebtedness Certificates with a period over a year;

Article 24 of Law 185 of 1995, sets forth that for all purposes provided for in subsection 5 of 2nd Paragraph of Article 41 of Law 80 of 1993, the Inter-Parliamentary Commission of Public Credit shall issue a preliminary opinion allowing to start with relevant procedures for public credit transactions and a final opinion making said transaction become real for the execution of said transactions in each particular case. From the above are exempted the transactions related to the issuance, subscription and placement of bonds and securities, for which purposes, the Inter-Parliamentary Commission of Public Credit shall render its opinion just for once;

Pursuant to CONPES 3711 Document of November 25, 2011, the National Council of Economic and Social Policies -CONPES- rendered its favorable opinion to the Nation to contract transactions related to public external credit to pre-finance and/or finance budgetary appropriations for FY2012 up to an amount of THREE BILLION US DOLLARS (US $ 3,000,000,000), or its equivalent in other currencies;

Based on the favorable opinion rendered by the National Council of Economic and Social Policies –NCESP (CONPES)-, mentioned in the previous recital, the Nation has not carried out any public external credit transaction in the international capital markets;

The Inter-Parliamentary Commission of Public Credit rendered its sole favorable opinion in its session held on December 7, 2011, so that the Nation – Ministry of Finance and Public Credit – may issue external bonds up to an amount of TWO BILLION US DOLLARS (US $ 2,000,000,000), or its equivalent in other currencies, to pre-finance or finance budgetary appropriations for FY2012;

Based on the authorizations referred to in previous recitals, the Nation has not carried out any public external certificates in the international capital markets;

In line with provisions of Article 16, subsections c) and h) of Law 31 of 1992, through External Resolution Nº 7 of November 25, 2011, the Board of Directors of Banco de la República indicated the general financial conditions to which the Nation must be bound to place Public External Indebtedness Certificates in the international capital markets, proceeds of which are intended to finance budgetary appropriations for FY2012;

The Nation-Ministry of Finance and Public Credit- is planning to issue Public External Indebtedness Certificates in the international capital markets for an amount up to TWO BILLION US DOLLARS (US $ 2,000,000,000);

Article 5 of Decree 2681 of 1993 sets forth that operations to manage public debt are all those ones that do not increase the net indebtedness of the state entity and make improve the debt profile thereof. Likewise, since these operations do not constitute a new financing, they do not affect the indebtedness quota;

Article 26 of Decree 2681 of 1993 sets forth that the execution of operations of external debt management transactions of the Nation requires the authorization given by the Ministry of Finance and Public Credit, which may be granted provided it demonstrates the financial convenience and justification of that transaction and its effects on the debt profile;

The Nation is planning to carry out a public debt transaction up to an amount of the issue, subscribe and place Public External Indebtedness Certificates in the international capital markets up to an amount of 1.250 BILLION US DOLLARS (US $ 1,250,000,000.00), consisting on the substitution and/or repurchase of Public External Indebtedness Certificates subject to the issuance of Public External Indebtedness Certificates subject to the issuance of Public External Indebtedness Certificates being currently intended by the Nation;

The Nation-Ministry of Finance and Public Credit- is planning to carry out a public debt management consisting on the substitution and/or repurchase of public external debt certificates subject to the issuance of public external debt certificates being currently intended to be carried out by the Nation based on the authorization being dealt with herein;

Pursuant to provisions of Articles 5 and 26 of Decree 2681 of 1993, the General Directorate of Public Credit and the National Treasury of the Ministry of Finance and Public Credit prepared a technical document in which it is demonstrated the financial convenience and justification of the public debt management referred to in previous recital and its effects on debt profile;

By means of Memorandum No. 6.7 3-2011-032568 of December 29, 2011, the Deputy Directorate of Risk indicated that the proposed public debt management transaction does not affect net indebtedness of the Nation and results in an improvement of risk indicators of external debt profile refinancing, pursuant to legal and general parameters of debt management transactions;

RESOLVES:

ARTICLE ONE.- Issuance Authorization. To authorize the Nation to issue, subscribe and place Public External Indebtedness Certificates in the international capital markets up to an amount of TWO BILLION US DOLLARS (US $ 2,000,000,000), or its equivalent in other currencies, intended to finance budgetary appropriations for FY2012, and to carry out a public debt management transaction, consisting on the substitution and/or repurchase of Public External Indebtedness Certificates with the characteristics indicated hereinafter, subject to the issuance of abovementioned Public External Indebtedness Certificates:

Bond	Currency	Maturity	Coupon	Current amount
Global 2013	USD	January 15, 2013	10.750%	$750,000,000
Global 2014	USD	December 22, 2014	8.250%	$1,000,000,000
FRN 2015	USD	November 16, 2015	Libor 3M+1.80%	$400,000,000
Global 2016	USD	February 15, 2016	8.700%	$117,549,000
Global 2016	USD	October 07, 2016	8.66%	$16,523,000
Global 2017	USD	January 27, 2017	7.375%	$1,650,000,000
Global 2020	USD	February 25, 2020	11.75%	$796,059,000
Global 2024	USD	May 21, 2024	8.125%	$1,000,000,000
Global 2027	USD	February 15, 2027	8.375%	$154,905,000

Paragraph 1.- For the purposes provided for in this Resolution, the public credit management and the public credit management transaction will be carried out simultaneously.

ARTICLE TWO.- Characteristics, terms and conditions. The Public External Indebtedness Certificates being dealt with in previous recital will have the following characteristics, terms and conditions:

Maturity:	Over two (2) years, depending on the market to be entered.

Interest rate:	Fixed- or variable rate according to market conditions prevailing on the date of placement, subject to the limits determined by the Board of Directors of Banco de la República.

Other charges and fees:	The ones corresponding to this sort of operations

ARTICLE THREE.- Other terms and conditions. The other terms, conditions and characteristics of the issuance authorized hereby shall be determined by the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit.

ARTICLE FOUR.- Authorization for related operations. To authorize the Nation to carry out the operations related to the public credit transaction described in Article One hereof.

ARTICLE FIVE.- Taxes. In line with provisions of Article 7 of Law 488 of 1998, the payment of principal, interest, fees and other charges related to the issue authorized hereby, will be tax-exempt from any national taxes, rates, imposts and levies only when such transaction is carried out with people who are non-resident or without legal residence in Colombia.

ARTICLE SIX.- Enforcement of other regulations. The Nation - Ministry of Finance and Public Credit must comply to the other enforceable regulations, in special those related to External Resolution No. 8 of 2000 of the Board of Directors of the Banco de la República and other concurrent provisions.

ARTICLE SEVEN.- Entry into force and publication. This resolution is valid from the date of its publication in the Official Gazette, requisite which is deemed fulfilled with the order given by the Director General of Public Credit and National Treasury, pursuant to provisions of Article 18 of Law 185 of 1995.

LET IT BE ENACTED AND ACCOMPLISHED

Given in Bogotá, D. C., as of January 10, 2012

(Signed)

MAURICIO SANTAMARÍA SALAMANCA

MINISTER OF FINANCE AND PUBLIC CREDIT AD-HOC

CHECKED BY:	Ricardo Villalba/Miguelangel Gómez
DRAFTED BY:	Cristhian Prado
DEPARTMENT:	Deputy Directorate for External Financing of the Nation of the General Directorate of Public Credit and National Treasury

EXHIBIT B

EXTERNAL RESOLUTION Nº 7 OF 2011

(November 25)

Whereby the financial conditions to which the Republic must be subject to place external public debt certificates in the international capital markets are set forth.

THE BOARD OF DIRECTORS OF THE BANCO DE LA REPÚBLICA

In use of its legal and constitutional powers, in special those conferred by letters c) and h) of Article 16 of Law 31 of 1992,

RESOLVES:

Article 1.- Without prejudice of the fulfillment of the other requisites set forth by the laws in force and in order to ensure the placement shall take place according to the market conditions, the securities in foreign currency to be issued and placed by the Nation in the international capital markets and which proceeds shall be intended to finance budgetary allocations for FY2012, shall be subject to the financial conditions listed below:

PERIOD:	Greater than 2 (two) years according to the market to be accessed.

INTEREST: Fixed or variable rates according to market conditions prevailing on the date of placement of securities.

OTHER EXPENSES AND FEES: Those ones corresponding to this sort of operations.

Paragraph.- Without the due fulfillment of the financial conditions provided for herein, the aforementioned certificates may not be offered or placed.

Article 2.- Within the ten (10) days following the date of each issuance, the Ministry of Finance and Public Credit shall report to the Board of Directors of Banco de la República about the result of the placement of securities referred to herein.

Article 3.- This resolution is valid as from the date of its publication.

Given in Bogotá, D. C., as of November 25, 2011.

(Signed)	(Signed)
JUAN CARLOS ECHEVERRY GARZÓN	ALBERTO BOADA ORTIZ
President	Secretary

EXHIBIT C

Conpes Document

National Council of Economic and Social Policy

Republica of Colombia

National Planning Departament

FAVORABLE OPINION GIVEN TO THE NATION TO GET AN INDEBTEDNESS QUOTA IN EXTERNAL BONDS UP TO AN AMOUNT OF USD $ 3 BILLION OR ITS EQUIVALENT IN OTHER CURRENCIES TO PRE-FINANCE AND/OR FINANCE BUDGETARY APPROPRIATIONS FOR FY 2012

National Planning Departament: SC-DEE

Ministry of Finance and Public Credit

Approved Version

Bogotá D.C., November 25, 2011

This document is being submitted to the National Council for Economic and Social CONPES favorable concept for the Nation contracted operations related to public debt external to pre- finance and/or finance budgetary appropriations for FY2012, up to the amount of $ 3 billion or its equivalent in other currencies.

This, in order that the Nation has a possibility to start the financing of FY2012 as soon as possible, helping to maintain a robust cash position to allow it to meet commitments for said term. Additionally, with the authorization requested, the Colombian government would have access to international markets on a timely and broadly basis and would continue to fulfill its strategic objective to build liquid and efficient yield curves.

Classification: L271

Key words: External Bonds, Financing, Nation, International, Issuance, Budgetary Requirements

Table of Contents

I.	INTRODUCTION	4

II.	BACKGROUND	4

III.	JUSTIFICATION	6

IV.	PURPOSES	9

V.	RECOMMENDATIONS	10

I. INTRODUCTION

In accordance with the provisions of paragraph 2 of Article 41 of Act 80 of 1993 and Articles 18, 19 and 40 of Decree 2681 of 1993, through this document is submitted to the National Council on Economic and Social Policy - CONPES, to obtain the favorable opinion for the Nation - Ministry of Finance and Public Credit – to contract operations related to external public debt to pre-finance and/or finance budgetary appropriations for FY2012 up to the amount of USD $ 3 billion or its equivalent in other currencies.

On the other hand, it is necessary to clarify that this application is covered by Law 1366 of December 21, 2009, by which it extended the authorizations granted to the National Government to conclude transactions in external and domestic public debt and related operations to above and other provisions are taken (Law of National Government Indebtedness).

II. BACKGROUND

By means of CONPES Document 3688 of November 5, 2010, the Nation received a favorable external opinion to issue external bonds up to U.S. $ 2.241 billion or its equivalent in other currencies to pre-finance and/or finance budgetary appropriations for FY2011. Under this quota, the Nation carried out a transaction for an amount equivalent to U.S. $ 2 billion in international markets, which characteristics are described below:

Global Bond in USD due in 2021

On July 5, 2011, the Nation carried out the issuance of a new bond maturing in 2021 for a total of $ 2 billion, fulfilling its strategic objective of strengthening its yield curve by creating a new liquid point in a 10-year term.

The bond was issued at a rate of 4.425%, a 4.375 % coupon and will mature in July 2021.

The transaction counted a demand of 7.300 billion US Dollars and with the participation of 293 investors’ accounts from the U.S., Europe, Latin America and others.

This is a historic operation for the Nation in various ways:

•	The funding rate in US Dollars and the coupon were the lowest ever achieved by the Republic of Colombia in its history in international markets.

•	The differential rate on U.S. Treasuries was 130 basic points, also the lowest of the transactions in US Dollars in history.

•	It is the largest scale transaction carried out by Colombia in international markets, with an amount issued for US $ 2 billion.

•	This transaction marks the return of the Nation into international capital markets as investment grade issuer since the last transaction with this status in April 1999.

The successful outcome of this transaction reflects investors’ confidence in the path of the Colombian economy, the reforms undertaken by the Santos administration and the economic and fiscal strategy for the medium term.

Similarly, it is worth mentioning that with this operation, the Nation met its strategic purpose of building efficient and liquid curves through the issuance of a new highly liquid bond at a 10-year term, replacing the global bond due in 2019 as the main reference of the curve in US Dollars. Below are the terms and conditions of the issuance:

Table 1

Conditions of Issuance of Bond due in 2021

Issuer	Republic of Colombia
Face Value	US $ 2 billion
Maturity Date	July 12, 2021
Coupon	4.375%
Frequency of coupon payment	On a half-year basis
Yield	4.425%
Price	99.599
Spread on Treasuries	130 basic points
Instrument Benchmark	US Treasury Note at 10 years
Benchmark Rate	3.125%
Completion Date	July 12, 2011
Optional Redemption	“Make-Whole” to US Treasury + 20 bp
Applicable Law	New York Law
Securities Deposit	DTC/Euroclear/Clearstream
List	Relevant application shall be done to list the bond at the Luxembourg stock exchange
Structure	Payment in full of principal on maturity
Placing Banks	Barclays Capital Inc./Citigroup Global Markets Inc./Merryl Lynch, Pierce, Fenner & Smith Inc.

Source: Ministry of Finance and Public Credit – General Directorate of Public Credit and National Treasury

The remaining $ 241 million, authorized by CONPES 3688 of November 5, 2010, shall not be used given a reduced need for financing from international markets for FY2011 as a result of better tax collection which the Nation that has had this year.

III. JUSTIFICATION

The Financial Plan of 2012 provides financing by the way of foreign bonds for US $ 3 billion, which will be used to meet part of the debt service commitments and interests projected by the Nation during said year.

Considering a) that there is appetite in international markets for sovereign debt of good quality, as evidenced by the transaction executed by Brazil recently (November 4) in which it managed to place USD $ 1 billion to 30 years with a demand of 6.3 times the amount issued, b) there is a recognition by investors and rating agencies to fiscal and debt management implemented by the Nation and c) that the reduced presence of Colombia in international markets recently, due to the reduction in external financing needs in recent years, an evidence that Colombian debt certificates have taken a scarcity value, generating in its turn a demand that has not been covered yet, it is estimated that financing of this amount will not generate any pressure on markets.

Taking into account the commitments of the Nation on servicing debt of FY2012 and keeping into account the effect that economic and financial conditions globally could deteriorate further, it is necessary that the Nation may have the ability to act quickly and effectively foreseeing contingencies arising in the economy both locally and abroad, so that it may be possible the best window of opportunity to access the international capital markets.

The main source of volatility in international markets continues to be the fiscal and political crisis of the Euro Zone. The absence of regional political leadership to tackle the crisis and propose effective solutions continues to create uncertainty in the international finance community. The five countries in the region with the greatest problems go through changes of government, which could act as a catalyst for the European Central Bank-ECB takes lead in solving the debt crisis. This uncertainty has kept the CDS in the area with upward pressures.

Chart 1

CDS1 at 5 years in European Countries

Greece and Italy are now the focus of increased volatility in the region. Greece is close to defaulting on its obligations, so that after 14 meetings in 21 months, European leaders materialized apply a haircut of 50% of the nominal positions in Greek debt. On the other hand, the market is close to Italy because of the concern that has the ability to implement adjustment measures to be agreed with the IMF for access to bailout funds. Finally, Standard & Poor’s and Moody’s cut Spain’s credit rating and Moody’s warned of a possible revision to France.

While the European situation has affected the expectations of global economic recovery, the results of U.S. economic indicators have begun to show recovery and begins to rule out the possibility of a double dipx2. The U.S. Federal Reserve (FED) has maintained its expansionist monetary policy, arguing that interest rates remain low as long as needed until the economy shows clear signs of recovery especially in employment and inflation.

[1]

The Credit Default Swap, pertaining to credit derivatives, is a bilateral contract whereby one party (protection buyer) pays a periodic amount to another (protection seller) in exchange for a payment to be received from such party, which will only occur with a credit event (e.g. failure to honor a debt, bankruptcy, default on its obligations, filing a bankruptcy petition, restructuring, etc.) related to such entity or asset.

[2]

It occurs when a country has a negative GDP growth after having been had a positive growth for two quarters. This means that there is a scenario of recession followed by a transient recovery after which there is a new recession.

Chart 2

Treasure Rates vs. Fed Rates

In this context of low interest rates and low dynamics of economic recovery in developed countries, emerging countries have become as a safe investment, offering attractive interest rates with good fiscal results and improved growth prospects. This condition, coupled with the need for investors to invest excess liquidity has led the market has to disregard one after one the European headlines watching again activity in the debt markets focused on liquid assets keeping a good reputation.

The global bond issue in US Dollars carried out b y the Nation made into the international capital market in July 2011 demonstrates the interest of investors for Colombian credit.

Therefore, it is important to have the necessary3 authorizations so that the Nation-Ministry of Finance and Public Credit may take advantage of any opportunity that may arise in the international capital market to start financing FY2012.

It should be noted that this authorization meets the requirements of Article 40 of Decree 2681 of 1993: i) adequacy of the transaction to government policy on public credit, and ii) compliance of the transaction with the macroeconomic program and financial plan.

[3]

Currently the Ministry of Finance and Public Credit does not count with authorizations from the CONPES or from the Inter-Parliamentary Commission of Public Credit to finance budgetary appropriations for has not released the CONPES and the Parliamentary Committee on Public Credit to finance budgetary appropriations for the term 2012. In accordance with the provisions of Article 16 of Act 31 of 1992, it is necessary to process before the Board of the Central Bank the External Resolution defining the financial terms to which the Nation must be subject to place public external debt certificates in international capital markets to finance budgetary appropriations for FY2012.

IV. PURPOSES

•	To ensure that the Nation shall be able to carry out pre-financing operations and/or financing that will maintain a strong cash position for FY2012.

•	To start the achievement of these proceeds as soon as possible taking advantage of windows of opportunity of the international capital markets.

•	To access international markets on a timely and widely basis and continue fulfilling with the strategic purposes of the Government to create liquid and efficient yield curves.

Table 3

Financial Plan of 2012

SOURCES	BILLION US DOLLARS	43,684 X 1,000	USE OF FUNDS	BILLION US DOLLARS	43,684 X 1,000
Disbursements		35,385	Deficit to be financed		23,145
External	USD 4.363	7,871	From which, external interest	2.362	4,297
Bonds	USD 3.000	5, 413	From which, domestic interest		13,756
Multilateral agencies and others	USD 1.363	2,459
Domestic		27,514	Amortizations		18,939
TES		27,500	External	USD 1.936	3,494
Agreed		4,000	Domestic		15,445
Auctions		20,000
Compulsory		3,500	Treasury Transactions		1,100
Judgments		0	FNR		1,100
Others		14
			Final availability		500
Floating Debt		1,500
Adjustment due to accruals		185
Initial Availability		500
Others		6,114
Privatizations		5,114
Treasury transactions		1,000

Source: Directorate of Macroeconomic Policy – Ministry of Finance and Public Credit (preliminary figures). Medium Term Fiscal Framework 2011

V. RECOMMENDATIONS

The Ministry of Finance and National Planning Department recommend the CONPES:

To issue a favorable opinion so that the Nation may arrange transactions related to public external debt to pre-finance and/or finance budgetary appropriations for FY2012, up to the sum of USD $ 3 billion or its equivalent in other currencies.

EXHIBIT D

Ministry of Finance and Public Credit

Republic of Colombia

THE UNDERSIGNED TECHNICAL SECRETARY OF THE HONORABLE

INTER-PARLIAMENTARY COMMISSION OF PUBLIC CREDIT

CERTIFIES THAT:

In session held on December 7, 2011, the Inter-Parliamentary Commission of Public Credit has given unanimously its sole favorable opinion so that the Nation – Ministry of Finance and Public Credit – may issue bonds in the international capital markets, up to an amount of US $ 2 billion or its equivalent in other currencies, intended to pre-finance or finance budgetary appropriations for FY2012.

Best regards,

(Signed)
CAMILA MERIZALDE ARICO
TECHNICAL SECRETARY

Given in Bogotá D. C., as of December 7, 2011

FOR A DYNAMIC, ACCURATE AND RELIABLE MINISTRY

Carrera 8 No. 6-64 Bogotá, D. C. PBX 381 1700

www.minhacienda.gov.co